Exhibit 99.1

Financial Contact:

Josh Hirsberg

(702) 792-7234

joshhirsberg@boydgaming.com

Media Contact:

David Strow

(702) 792-7386

davidstrow@boydgaming.com

BOYD GAMING ANNOUNCES EXPIRATION AND FINAL RESULTS OF TENDER OFFER FOR ITS

9.125% SENIOR NOTES DUE 2018

LAS VEGAS — JUNE 5, 2015 — Boyd Gaming Corporation (NYSE: BYD) today announced the expiration and final results of the Company’s previously announced tender offer and consent solicitation for any and all of its outstanding 9.125% Senior Notes due 2018 (the “Notes”). As of 5:00 p.m., New York City time, on June 5, 2015, the expiration date for the tender offer, approximately $463.6 million aggregate principal amount of the Notes (representing 92.7% of the Notes outstanding immediately before the commencement of the tender offer), were validly tendered (and not validly withdrawn). All of the Notes that were validly tendered (and not validly withdrawn) were accepted for purchase by the Company.

As previously announced, the Company will redeem, in full, all Notes that were not tendered and accepted for purchase pursuant to the terms of the tender offer, the aggregate principal amount of which is approximately $36.4 million. The redemption price will be $1,045.63 per $1,000.00 principal amount of Notes plus accrued and unpaid interest to the redemption date. A notice of redemption containing information required by the terms of the indenture governing the Notes was mailed to noteholders by the trustee for the Notes on May 7, 2015.

This press release is for information purposes only and is not an offer to purchase, a solicitation of acceptance of the offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer was made pursuant to the tender offer documents, including the offer to purchase and consent solicitation statement, which the Company distributed to holders of Notes.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding the Company’s expectations, hopes or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and may include (without limitation) statements regarding the terms and conditions of the redemption. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in each such statement. Factors that could cause actual results to differ include (without limitation) the possibility that the redemption will not be consummated at the expected timing, on the expected terms, or at all; and the Company’s financial performance. Additional factors are discussed under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, and in the Company’s other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

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